Exhibit 21

LIST OF SUBSIDIARIES

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	TRADE NAME
A. H. Belo Corporation II	Delaware

A. H. Belo Management Services, Inc.	Delaware

Auto Z, LLC	Delaware

Belo Lead Management LLC*	Delaware

Belo Live Video Solutions LLC*	Delaware

Belo Search Solutions LLC*	Delaware

True North Real Estate LLC	Delaware

AHC California Properties, LLC	Delaware

AHC Dallas Properties, LLC	Delaware

Belo Enterprises, Inc.	Delaware

Belo CV Holdings*	Delaware

Belo Havana Bureau, Inc.	Delaware

Belo Interactive, Inc.	Delaware

Belo Investments II, Inc.	Delaware

Belo Company (The)	Delaware

Belo Technology Assets, Inc.	Delaware

Colony Cable Networks, Inc.	Rhode Island

Colony/PCS, Inc.	Rhode Island

Dallas Morning News, Inc. (The)	Delaware

Al Dia, Inc.	Delaware

Belo Mexico, Inc.	Delaware

Belocorp de Mexico, S. de R.L. de C.V.	Mexico

Belo Mexico, LLC	Delaware

Belocorp de Mexico, S. de R.L. de C.V.	Mexico

DFW Printing Company, Inc.	Delaware

TDMN New Products, Inc.	Delaware	Quick (Texas)

Denton Publishing Company	Texas

DMI Acquisition Sub, Inc.	Delaware

Fountain Street Corporation	Rhode Island

News-Texan, Inc.	Texas

PJ Health Programming, Inc.	Rhode Island

PJ Programming, Inc.	Rhode Island

Press-Enterprise Company	Delaware

Providence Journal Company (The)	Delaware

Providence Holdings, Inc.	Delaware

Providence Journal Satellite Services, Inc.	Rhode Island

Washington Street Garage Corporation	Rhode Island

*	Non-wholly owned